Exhibit 99.1

United States Natural Gas Fund, LP

Monthly Account Statement

For the Month Ended January 31, 2025

Statement of Income (Loss)
Income
Realized Trading Gain (Loss) on Commodity Futures	$143,976,329
Realized Gain (Loss) on Swap Contracts	(10,609,277)
Unrealized Gain (Loss) on Market Value of Commodity Futures	(141,481,009)
Unrealized gain (loss) on Fair Value of Swap Contracts	(100,454)
Dividend Income	1,777,243
Interest Income	732,909
ETF Transaction Fees	24,000
Total Income (Loss)	$(5,680,259)

Expenses
General Partner Management Fees	$377,724
Professional Fees	239,553
Brokerage Commissions	132,693
Directors' Fees and insurance	24,334
License fees	9,443
SEC & FINRA Registration Expense	14,654
Total Expenses	$798,401
Net Income (Loss)	$(6,478,660)

Statement of Changes in Net Asset Value
Net Asset Value Beginning of Month 1/1/25	$743,835,423
Additions (10,100,000 Shares)	161,206,469
Withdrawals (14,000,000 Shares)	(251,948,704)
Net Income (Loss)	(6,478,660)

Net Asset Value End of Month	$646,614,528
Net Asset Value Per Share (40,246,103 Shares)	$16.07

To the Limited Partners of United States Natural Gas Fund, LP:

Pursuant to Rule 4.22(h) under the Commodity Exchange Act, the undersigned represents that, to the best of his knowledge and belief, the information contained in the Account Statement for the month ended January 31, 2025 is accurate and complete.

/s/ Stuart P. Crumbaugh

Stuart P. Crumbaugh

Chief Financial Officer

United States Commodity Funds LLC, General Partner of United States Natural Gas Fund, LP

United States Commodity Funds LLC

1850 Mt. Diablo Boulevard, Suite 640

Walnut Creek, CA 94596